Exhibit 99.1

Investor Contact: Robert Cuca Chief Financial Officer 610-882-1820 investorinfo@orasure.com	Media Contact: Jeanne Mell VP Corporate Communications 484-353-1575 media@orasure.com

ORASURE TECHNOLOGIES APPOINTS DAVID J. SHULKIN, M.D. TO BOARD OF DIRECTORS

-- Other Board Changes Also Announced --

BETHLEHEM, PA, April 8, 2020 - OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests, specimen collection devices, and microbiome laboratory and analytical services, today announced the appointment of David J. Shulkin, M.D., as a member of the Company’s Board of Directors.  Dr. Shulkin, a former Secretary of the U.S. Department of Veterans Affairs, will serve as a Class I Director with an initial term expiring at the Company’s 2022 Annual Meeting of Stockholders.  He will also serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

“We are very pleased that David has agreed to serve on our Board of Directors,” said Stephen S. Tang, Ph.D., President and Chief Executive Officer of OraSure Technologies. “David has had a long and distinguished career in the medical and public health fields and has served at the highest levels within our federal government.  This experience, along with his track record of strong executive leadership, will enable him to be a significant contributor to the Company as we continue to execute against our innovation-driven growth strategy.”

Dr. Shulkin, age 60, currently serves as President and Chief Executive Officer of Shulkin Solutions, Inc., a company dedicated to promoting innovation in healthcare and advocating for veterans and underserved populations.  Prior to his current position, Dr. Shulkin served in various capacities at the U.S. Department of Veterans Affairs (the “VA”) under two U.S. presidential Administrations, including as Secretary from 2017 to 2018 and as Under Secretary for Health from 2015 to 2017.  Prior to his work at the VA, Dr. Shulkin served as chief executive of leading hospitals and health systems including Beth Israel in New York City and Morristown Medical center in Northern New Jersey. Dr. Shulkin received a B.A. from Hampshire College and an M.D. from the Medical College of Pennsylvania.  In addition, Dr. Shulkin completed residencies in internal medicine at Yale University School of Medicine and the University of Pittsburgh School of Medicine, was a fellow in General Medicine at the University of Pittsburgh School of Medicine and was a Robert Wood Johnson Foundation Clinical Scholar at the University of Pennsylvania School of Medicine.  He is also certified by the American Board of Internal Medicine.

The Company also announced today that Aradhana Sarin, M.D., a member of the Company’s Board of Directors, has notified the Company of her intention to step down from the Board, effective immediately prior to the Company’s upcoming Annual Meeting of Stockholders scheduled for May 19, 2020. Dr. Sarin will be resigning to focus on her role as Chief Financial Officer of Alexion Pharmaceuticals.  As a result, Dr. Sarin will not stand for re-election at the Annual Meeting. Dr. Sarin joined the Board in 2018 as a Class II Director and currently serves as Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. The Board intends to appoint Mara G. Aspinall, who is currently a Director and member of the Audit Committee, as Chairman of the Audit Committee effective upon Dr. Sarin’s resignation.

“The Company extends its deepest gratitude to Aradhana for her distinguished service as a Director and for her lasting contributions to the Company,” said Dr. Tang. “We wish Aradhana all the best for her future endeavors.”

About OraSure Technologies

OraSure Technologies empowers the global community to improve health and wellness by providing access to accurate, essential information. Together with its wholly owned subsidiaries (DNA Genotek, CoreBiome, Diversigen and Novosanis), OraSure provides its customers with end-to-end solutions that encompass tools, services and diagnostics. The OraSure family of companies is a leader in the development, manufacture, and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular services solutions designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, government agencies, pharma, commercial entities and direct to consumers. For more information on OraSure Technologies, please visit www.orasure.com.

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